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                                                                    Exhibit 99.1

                              For Immediate Release

  Mattress Discounters obtains agreement in principle for $6 million financing package and terms of consensual Chapter 11 reorganization

                                                                        Contact:
                                                              Steve Newton - CEO
                                                                Rick Frier - CFO
                                                            Mattress Discounters
                                                                  (301) 856-6755

Mattress Discounters remains open for business and anticipates no change to normal operations during reorganization. Consumer programs such as Comfort Guarantee, Express Delivery Service, and Low Price Guarantee all to remain in place.

$6 million DIP Financing package to fund operations, including advertising programs, employee salaries and benefits, and post-petition vendor payments during reorganization process.

Upper Marlboro, MD, October 23rd, 2002 -- Mattress Discounters Corporation today announced that, in order to facilitate the prompt completion of its restructuring initiatives, the Company and its subsidiary TJB, Inc. filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code in the U.S. Bankruptcy Court for the District of Maryland (Greenbelt Division). The Company's Chapter 11 filing comes on the heels of it reaching an agreement as to the principal terms of a consensual reorganization and $6 million in new financing as well as agreement with holders of a substantial majority of the Company's outstanding senior notes.

"In the face of an uncertain and trying time for most retailers to maintain profitability, we are delighted to be moving forward toward a consensual balance sheet restructuring and new investments from our shareholders," said Mattress Discounters President and Chief Executive Officer Steve Newton. "In that regard, we are grateful for the extraordinary efforts and dedication of the most talented employees in the business, as well as the continued support shown by our key suppliers such as Sealy and Leggett and Platt. With the support of our shareholders, and our bondholders, we are ready to implement a restructuring that will allow us to continue providing high quality products and services without interruption."

The Company expects that its court-supervised restructuring will be accomplished on a "fast-track" basis and has targeted emergence from Chapter 11 in the first quarter of 2003. The Company's shareholders have agreed in principle to provide the Company with a loan and Sealy will provide up to $3m in trade terms. This combination will be used to fund operations while the Company seeks to implement a Chapter 11 Plan, the principal terms of which have been agreed to by the Company's shareholders, and a substantial majority of the Company's bondholders. The agreement is subject to definitive documentation, approval of the Bankruptcy Court, and, availability of the funding will be subject to the satisfaction of a number of conditions to closing.

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The proceeds of the DIP facility will be used to supplement the Company's existing cash flow during the reorganization process.

Mattress Discounters has asked the court to approve a contract allowing for the sale of its stores in San Francisco, Sacramento and San Diego to California based Sleep Train. "We believe that this sale is in the best interests of the Company, our Creditors and our employees," said Newton. "The Sleep Train already has a strong presence in California and has built a powerful brand that will complement the Mattress Discounters stores remarkably well. An essential element of the sale contract is that The Sleep Train has an extremely strong team culture and they have agreed to offer employment to all of our employees in these markets."

On approval of this sale Mattress Discounters has also asked the Bankruptcy Court to approve closing its remaining California stores as well as the factory that it currently operates in Fontana, CA.

Statements contained in this press release concerning the agreement in principle to provide DIP financing, support of our suppliers, the current and future operation of our business, and all other statements that are not purely historical, are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements. Factors that may cause or contribute to such differences include whether the agreement in principle to provide DIP financing is reduced to definitive documentation, whether Bankruptcy Court approves the DIP Facility, whether the conditions to lend under the DIP facility are satisfied, whether the Bankruptcy Court authorizes the Company to honor its pre-filing guarantees, whether our bondholders and lenders will vote in favor of the plan of reorganization which the Company intends to file, and the continued support of our key suppliers. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so.

  Mattress Discounters is headquartered in Upper Marlboro, Maryland, employing 16,000 people. With almost 25 years in business and more than 200 company-owned stores across the nation, they are one of the largest specialty mattress retailer in America and one of the world's
                     largest retailers of Sealy mattresses.